UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2020

Hospitality Investors Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55394	80-0943668
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Park Avenue Tower, 65 East 55th Street, Suite 801 New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (571) 529-6390

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
N/A	N/A	N/A

Item 1.01.	Entry into a Material Definitive Agreement.

On June 10, 2020, Hospitality Investors Trust, Inc. (the “Company”) and its operating partnership, Hospitality Investors Trust Operating Partnership, L.P. (the “OP”), together with certain wholly-owned subsidiaries of the OP, entered into forbearance agreements with the lenders under certain of the Company’s mortgage and mezzanine indebtedness (the “92-Pack Loans”).

The Company’s 92-Pack Loans comprise three separate loans each entered into on May 1, 2019, with an aggregate outstanding principal balance as of March 31, 2020 of approximately $852.4 million secured by the Company’s interest in 63 hotel properties: (i) a mortgage loan with Wells Fargo Bank, National Association, as trustee for the benefit of the certificateholders of HPLY Trust 2019-HIT, Commercial Mortgage Pass-Through Certificates, Series 2019-HIT and the RR Interest Owners (the “Mortgage Lender”); (ii) a senior mezzanine loan with Nonghyup Bank, as Trustee of Meritz Private Real Estate Fund 20; and (iii) a junior mezzanine loan with CC6 Investments Ltd. and NC Garnet Fund, L.P.

As previously disclosed, during April and May 2020, as part of ongoing liquidity preservation measures being taken by the Company in response to the coronavirus pandemic and in conjunction with actions taken by the Company’s franchisors temporarily suspending obligations of hotel owners to perform capital improvements and fund capital reserves, the Company decided not to make required capital reserve payments to the Mortgage Lender which resulted in events of default under the 92-Pack Loans. The forbearance agreements relate to those events of default.

Pursuant to the terms of the forbearance agreements:

•	the Company’s capital reserve obligations with respect to its brand mandated property improvement plans (“PIP Reserves”), starting with the payment that was not made in April 2020, have been deferred for nine months and re-scheduled, such that no further PIP Reserve payments are required during 2020, and the total of $8.3 million in PIP Reserve payments that had been scheduled to be made between April 2020 and May 2021 (the “Deferred PIP Amount”) is now scheduled to be made between January 2021 and February 2022 (including $5.8 million of PIP Reserves that had been scheduled to be made during 2020);

•	the Company’s monthly capital reserve obligations with respect to repair and replacement of furniture, fixtures and equipment and routine capital expenditures will not be required for April through December 2020; and

•	the Company has agreed to pay all excess cash flows from the 63 hotel properties that serve as loan collateral (after payment of interest on the 92-Pack Loans, property operating expenses and certain other amounts) to the account for PIP Reserves with the Mortgage Lender, with such funds to be applied to future PIP Reserve obligations, until the entire Deferred PIP Amount has been deposited.

2

The existing events of default will continue to exist in full force and effect until the entire Deferred PIP Amount has been deposited and certain other conditions are satisfied, but the lenders have agreed to forbear from collecting default interest and enforcing their rights and remedies under the loan documents as a result of the events of default during that period.

There are no relationships between the Company, the OP, and their subsidiaries, on the one hand, and any of the lenders under the 92-Pack Loans, on the other hand.

The description of the forbearance agreements in this Current Report on Form 8-K is a summary and is qualified in its entirety by the complete terms of the forbearance agreements. Copies of the forbearance agreements are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Forbearance Agreement, made on June 10, 2020 to be effective as of April 7, 2020, by and among the borrower and operating lessees entities identified on the signature pages thereto, Hospitality Investors Trust Operating Partnership, L.P. and Hospitality Investors Trust, Inc., as guarantors, and Wells Fargo Bank, National Association, as Trustee for the Benefit of Certificateholders of HPLY Trust 2019-HIT Commercial Mortgage Pass-Though Certificates, Series 2019-HIT and the RR Interest Holders, as lender
10.2	Mezzanine A Loan Forbearance Agreement, made on June 10, 2020 to be effective on April 7, 2020, by and among HIT Portfolio I Mezz, LP, as borrower, HIT Portfolio I TRS Holdco, LLC and HIT 2PK TRS Mezz, LLC, collectively, as leasehold pledgor, Hospitality Investors Trust Operating Partnership, L.P. and Hospitality Investors Trust, Inc., as guarantors, and Nonghyup Bank, as Trustee of Meritz Private Real Estate Fund 20, as lender
10.3	Mezzanine B Loan Forbearance Agreement, made on June 10, 2020 to be effective as of April 7, 2020, by and among HIT Portfolio I Mezz B, LLC, as borrower, HIT Portfolio I TRS Mezz B, LLC and HIT 2PK TRS Mezz B, LLC, collectively, as leasehold pledgor, Hospitality Investors Trust Operating Partnership, L.P. and Hospitality Investors Trust, Inc., as guarantors, and CC6 Investments Ltd. and NC Garnet Fund, L.P., as lender

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY INVESTORS TRUST, INC.

Date: June 15, 2020	By:	/s/ Jonathan P. Mehlman
Jonathan P. Mehlman
Chief Executive Officer and President

4